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                                                                     EXHIBIT 4.6

                                                                          Canada

[RADISYS LOGO]

5445 NE Dawson Creek Drive
Hillsboro, OR 97124

                             NOTICE OF OPTION GRANT

RECIPIENT:  NAME
ID:         ####

Congratulations! You have been awarded a NON-QUALIFIED Option grant by RadiSys Corporation (the "Company"), to purchase Shares of Common Stock of the Company, subject to the terms and conditions of the Stock Plan for Convedia Employees (the "Plan") and this Option Notice, as follows:

GRANT NUMBER   GRANT DATE   GRANT TYPE   SHARES GRANTED   GRANT PRICE
   ####        00/00/2006      NQ              ##           US$##.##

                           DETAILED VESTING SCHEDULE

Shares       Vest Type        Full Vest      Expiration
------      ------------      ---------      ----------
            On Vest Date
              Monthly

By accepting this Option grant and exercising any portion of your Option, you agree to comply with all the terms of the Plan and this notification.

The Plan is discretionary in nature and may be amended, cancelled, or terminated at any time. The grant of Options is a one-time benefit offered solely to employees of Convedia Corporation ("Convedia"), a wholly-owned subsidiary of the Company, and does not create any contractual or other right to receive a grant of Options or benefits in lieu of Options in the future.

You agree that your participation in the Plan is voluntary, and that you have not been induced to accept this grant by expectation of employment or continued employment with the Company, Convedia or any other subsidiary of the Company. You further covenant that you are an employee in active employment with Convedia.

The value of the Company Option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

The future value of the underlying Shares of the Company's Common Stock is unknown and cannot be predicted with certainty. If the Company Common Stock underlying your Options does not increase in value, or if such Common Stock decreases in value, the Options will have no value.

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                                                                          Canada

You are responsible for obtaining all necessary exchange control approvals or making filings, where required, in order to remit payment for the purchase price of Shares subject to the Option to the Company.

You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You understand that the Company and its subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, social insurance number or other employee identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). You further understand that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States and elsewhere. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of Common Stock on your behalf to a broker or other third party with whom you may elect to deposit any Shares of Common Stock acquired pursuant to the Plan. You understand and further authorize the Company and/or any of its subsidiaries to keep Data in your personnel file. You also understand that you may, at any time, review Data, require any necessary amendments to Data or withdraw the consents herein in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.

You will have no entitlement to compensation or damages in consequence of the termination of your employment by the Company or any of its subsidiaries for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in any Options as a result of such termination or from the loss or diminution in value of the same and, upon grant, you will be deemed irrevocably to have waived such entitlement. Any reference in the Plan or in this Option Notice to the time when you "terminate employment" or words of similar import shall be a reference to the time when you cease to be in active employment with the Company and all of its subsidiaries and, for such purpose, if the Company or any of its subsidiaries has made payment in lieu of notice to you or has dismissed you with or without notice, you shall cease to be in active employment with the Company and all of its subsidiaries on the date when the Company or any of its subsidiaries required you to stop reporting to work.

Your Option may not be assigned, sold, encumbered, or in any way transferred or alienated.

The Plan is governed by and subject to U.S. law. Interpretation of the Plan and your rights under the Plan will be governed by provisions of U.S. law. Notwithstanding the foregoing, you acknowledge that the tax laws of Canada will also apply to you in respect of the Plan and this Option Notice.

You agree that you will comply with all Applicable Laws in connection with this Option grant and the acquisition and sale of any Shares of Common Stock of the Company issued hereunder and will indemnify and hold the Company and all of its subsidiaries harmless from and against any loss, cost or expense incurred by the Company or any of its subsidiaries in connection with any breach or default under such Applicable Laws.

Options covered by this Option Notice may have certain tax consequences at the time of exercise. You are encouraged to obtain independent tax advice before exercising any Options. By signing below, you acknowledge that you have received independent legal counsel or have decided, voluntarily without influence from the Company or any of its subsidiaries, that you do not need to seek such independent legal advice in relation to this Option Notice, the Plan and all related documents.

You will be liable for any and all U.S. and Canadian federal, state, provincial or local taxes, pension plan contributions, employment insurance premiums and other levies of any kind required by law to be

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                                                                          Canada

deducted or withheld with respect to the grant and exercise of this Option (collectively, the "Withholding Taxes"). You acknowledge that the Company and Convedia shall have the right to deduct and withhold all required Withholding Taxes from any Shares, payment or other consideration deliverable to you. The Company may, prior to and as a condition of issuing any Shares pursuant to the exercise of this Option, require you to pay any required Withholding Taxes or to satisfy the Company in a manner acceptable to the Company that any required Withholding Taxes will be paid.

Vesting and the duration of your Option are both subject to your continual employment with the Company or any of its subsidiaries. Vesting will stop and your Options will automatically expire three months after termination of your employment with the Company or any of its subsidiaries. Your Option is not transferable, does not imply any right to continued employment and may be exercised only by you.

By signing below, you acknowledge all of the above as well as that you have received the Plan document, this Option Notice and prospectus and agree that your participation in the Plan is governed by the terms and conditions set forth in the Plan document and this Option Notice, and to the extent not inconsistent, the prospectus.

E*TRADE

Your Option grant details have been posted on-line at www.etrade.com/stockplans. Your "stock plan" account will allow you to view your current balance of vested/unvested Options, exercise vested Options and initiate a variety of other Option management services.

Kim Moore is RadiSys' Stock Plan Administrator. Please contact her at 503-615-1744 or via email kim.moore@radisys.com if you have any questions or concerns regarding the accuracy of Option data listed on-line, received Option grant documents, the process for exercising Options and/or terms and conditions of the Stock Plan for Convedia Employees.

I hereby acknowledge the terms and conditions of this Option grant as detailed above.

________________________      _____________________________
NAME                          Date